Exhibit 15

July 27, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated July 26, 2012 and April 26, 2012, on our review of interim financial information of Alcoa Inc. and its subsidiaries (the “Company”) for the three-month and six-month periods ended June 30, 2012 and 2011 and the three-month periods ended March 31, 2012 and 2011, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2012 and March 31, 2012, are incorporated by reference in its Registration Statement on Form S-8 dated July 27, 2012.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania